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                                AMENDMENT NO. 2
                                      to
                          REVOLVING CREDIT AGREEMENT


     This Amendment No. 2 (the "Amendment") is made as of June 6, 2001 to that certain Revolving Credit Agreement dated as of June 24, 1998, as amended by an Amendment to Revolving Credit Agreement dated as of April 30, 1999 (as so amended, the "Credit Agreement") among Universal Health Realty Income Trust, a real estate investment trust organized under the laws of Maryland (the "Company"), First Union National Bank, Bank of America, N.A., Fleet National Bank and PNC Bank, National Association (individually a "Bank" and collectively the "Banks") and First Union National Bank, as administrative agent for the Banks (the "Agent"). Capitalized terms not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.


                                  Background

     A. The Company is in the process of making an equity offering the proceeds of which the Company intends to apply to amounts outstanding under the Credit Agreement.

     B. In connection with such equity offering, the Company, the Banks and the Agent desire to amend the Credit Agreement as set forth below.

     NOW, THEREFORE, in consideration of the premises and intending to be legally bound hereby, the parties hereto agree as follows:

     1.   Amendment.  Section 2.3(b) of the Credit Agreement shall be amended by
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          adding at the end of such subsection the following:

          "Notwithstanding the foregoing, the Commitment Amount shall not be reduced as a result of the 2001 Offering (as hereafter defined) if (i) within 90 days after the closing of the 2001 Offering or, if earlier, on the last day of the latest ending Interest Period applicable to any LIBO Rate Amount or Adjusted C/D Rate Amount outstanding on May 31, 2001, the Company makes a prepayment on the Loans in an amount not less than the amount of proceeds of the 2001 Offering (net of all reasonable costs and expenses incurred in connection therewith), and
          (ii) on the date of such prepayment the Company pays the Agent, for the pro rata benefit of the Banks in accordance with their
          Commitments, a fee equal to 10 basis points on one-half of the amount of such net proceeds of the 2001 Offering. Such prepayment shall be accompanied by a certificate signed by the chief financial officer of the Company certifying the gross and net amount of the proceeds of the 2001 Offering. For the purposes hereof, "2001 Offering" shall mean the first public equity offering closed by the Company after June 6, 2001, but on or before July 31, 2001."
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     2.   Representations of the Company.  The Company hereby represents and
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          warrants to the Banks that (i) the execution, delivery and performance of this Amendment has been duly authorized by all necessary action on the part of the Company, (ii) this Amendment is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, and (iii) no Default or Event of Default has occurred and currently exists.

     3.   Counterparts; Effectiveness.  This Amendment may be signed in any
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          number of counterparts, each of which when executed shall be deemed an original and all of which taken together shall constitute one and the same instrument. This Amendment shall become effective when the Agent shall have received signed counterparts from the Company and the Majority Banks. Delivery of a signed counterpart of a signature page by facsimile transmission shall constitute delivery of a manually signed counterpart, but any party transmitting a facsimile shall confirm such transmission by mailing or otherwise delivering the manually signed counterpart to the Agent.

     4.   Effect of Amendment.  Except as expressly modified and amended hereby,
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          all provisions, terms and conditions of the Credit Agreement shall remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.


                               UNIVERSAL HEALTH REALTY INCOME TRUST


                               By:  /s/ Cheryl K. Ramagano
                                    ---------------------------------
                                    Title: Vice President & Treasurer


                               FIRST UNION NATIONAL BANK, individually and as Agent


                               By:
                                    ----------------------------------
                                    Title:


                               BANK OF AMERICA


                               By:
                                    ----------------------------------
                                    Title: